Consent of KPMG LLP	Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

quepasa.com, inc.:

We consent to the incorporation by reference in the registration statements of quepasa.com, inc. on Form S-8 (File No. 333-93637) and Form S-8 (File No. 333-88271) of our report dated February 27, 2002, relating to the balance sheets of quepasa.com, inc. as of December 31, 2001 and 2000 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of quepasa.com, inc.

/s/ KPMG LLP
KPMG LLP

Phoenix, Arizona
March 8, 2002